EXHIBIT 23.1

Consent of Independent Registered Pubic Accounting Firm

We consent to the incorporation by reference in Registration Statement Nos. 333-50912, 333-88313, and 333-106325 of Edgewater Technology, Inc. all on Form S-8 of our report dated December 3, 2004 on the financial statements of Ranzal and Associates, Inc. for the year ended December 31, 2003 (which report contains an explanatory paragraph regarding the sale of the Company to Edgewater Technology, Inc.) appearing in this Current Report on Form 8-K/A of Edgewater Technology, Inc. dated December 17, 2004.

/s/ DELOITTE & TOUCHE LLP
Boston, Massachusetts
December 17, 2004